Exhibit 99.4

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the use in the Registration Statement on Form S-4 of Coronado Topco, Inc. and in the Joint Proxy Statement/Prospectus of Quidel Corporation and Ortho Clinical Diagnostics Holdings plc, which is part of the Registration Statement, filed on January 31, 2022 (the “Registration Statement”), of our opinion dated December 22, 2021 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel”, “Risk Factors—Risks Relating to the Combinations”, “Risk Factors—Risks Relating to Topco Following Completion of the Combinations”, “The Combinations—Background of the Combinations”, “The Combinations—Quidel Reasons for the Combinations and Recommendation of the Quidel Board of Directors”, “The Combinations—Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel” and “The Combinations—Unaudited Forward-Looking Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

PERELLA WEINBERG PARTNERS LP

/s/ Perella Weinberg Partners LP

New York, New York

January 31, 2022